EXHIBIT 4.2

Quarterhill Inc.

2018 Equity Incentive Plan

ARTICLE I

PURPOSE

1.1Purpose. The purpose of this 2018 Equity Incentive Plan (this “Plan”) is to assist Quarterhill Inc. (“Quarterhill”) and its operating subsidiaries in attracting, retaining and motivating key employees, directors, officers and consultants through performance related incentives, thereby advancing Quarterhill’s interests and those of its shareholders.

ARTICLE II

INTERPRETATION

2.1Definitions. When used in this Plan, unless the context requires otherwise, the following terms shall have the following meanings, respectively:

(a)	“Affiliate” has the meaning set forth in the Securities Act;

(b)	“Associate” has the meaning set forth in the Securities Act;

(c)	“Award” means any Option, RSU, DSU, PSU or Other Share-Based Award;

(d)

“Award Agreement” means a signed, written agreement between an Employee or a Director and Quarterhill, substantially in the form approved by the Board and/or the Committee subject to any amendments or additions thereto as may, in the discretion of the Granting Authority, be necessary or advisable, evidencing the terms and conditions on which an Award has been granted;

(e)	“Black Out Period” means any period during which Quarterhill has imposed trading restrictions on any of its Employees, Directors and/or Insiders;

(f)	“Board” means Quarterhill’s board of directors;

(g)	“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Ottawa are open for commercial business during normal banking hours;

(h)	“CBCA” means the Canada Business Corporations Act and the regulations promulgated thereunder, both as amended from time to time;

(i)	“Change of Control” means the happening of any of the following events:

(i)	any transaction at any time and by whatever means pursuant to which

(A)	Quarterhill goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of Quarterhill voting securities immediately prior to such corporate transaction or reorganization or

(B)

any Person or any group of 2 or more Persons acting jointly or in concert (other than Quarterhill, a wholly-owned Subsidiary, an employee benefit plan of Quarterhill or of any of its wholly-owned Subsidiaries, including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect “beneficial ownership” (as defined in the CBCA) of, or acquires the right to exercise control or direction over, Quarterhill securities representing more than 50% of the then issued and outstanding Common Shares in any manner whatsoever, including as a result of a take-over bid, an exchange of securities, an amalgamation of Quarterhill with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)	the sale, assignment or other transfer of all or substantially all of the assets of Quarterhill to a Person other than a wholly-owned Subsidiary;

(iii)

the dissolution or liquidation of Quarterhill except in connection with the distribution of assets of Quarterhill to one or more Persons which were wholly-owned Subsidiaries immediately prior to such event;

(iv)

the occurrence of a transaction requiring approval of Quarterhill’s shareholders whereby Quarterhill is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly-owned Subsidiary); or

(v)

the Board passes a resolution to the effect that, for the purposes of some or all of the Award Agreements, an event set forth in any of Sections 2.1(i)(i), 2.1(i)(ii), 2.1(i)(iii) or 2.1(i)(iv) above has occurred;

(j)

“Change of Control Price” means the highest price per Common Share paid in any transaction reported on a stock exchange or paid or offered in any bona fide transaction related to a potential or actual Change of Control at any time during the 5 trading days (or if the Common Shares are not listed on any stock exchange, during the 3-month period) preceding the Change of Control, as determined by the Board in its discretion;

(k)	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated under it;

(l)	“Committee” has the meaning ascribed to that term in Section 3.2 below;

(m)	“Common Shares” means the common shares in the capital of Quarterhill and any other securities of Quarterhill or any successor to Quarterhill that may be so designated by the Board and/or the Committee;

(n)	“Consultant” means an individual or a consultant company, other than an Employee or a Director, that:

(i)

is engaged to provide services to Quarterhill or a Subsidiary for a period of at least 12 continuous months other than services provided in relation to a distribution of securities of Quarterhill or a Subsidiary;

(ii)	provides the services under a written contract with Quarterhill or a Subsidiary; and

(iii)	spends or will spend a significant amount of time and attention on the affairs and business of Quarterhill or a Subsidiary,

and includes a Consultant’s Permitted Assigns, provided that, for the purposes of this definition, “consultant company” means, with respect to an individual consultant, either (1) a company of which the individual consultant is an employee or shareholder or (2) a partnership of which the individual consultant is an employee or partner;

(o)	“Covered Employee” shall have the meaning set forth in Section 162(m) of the Code;

(p)	“DSU” means a deferred stock unit equivalent in value to a Common Share, credited by means of a bookkeeping entry in Quarterhill’s books in accordance with Article V below;

(q)	“Director” means a member of the Board who is not an employee of Quarterhill or a Subsidiary, and includes a Director’s Permitted Assigns;

(r)

“Disabled” or “Disability” means the permanent and total incapacity of an Employee or a Director as determined in accordance with procedures established by the Board and/or the Committee for purposes of this Plan;

(s)	“Distribution Date” means:

(i)	in the case of a Director, the date on which such Director ceases to be a member of the Board;

(ii)	in the case of an Employee, such Employee’s Termination Date; or

(iii)	such later date as elected by the Participant or Director provided that:

(A)

in no event shall a Participant or Director be permitted to elect a date which is later than the last Business Day of the calendar year following the calendar year in which such Person’s Termination Date occurs;

(B)	any election for a Distribution Date described in Section 2.1(s)(iii) above will only be valid if it is delivered to Quarterhill’s Corporate Secretary prior to such Person’s Termination Date; and

(C)	no such election may be made by an Employee or Director who is a U.S. Taxpayer;

(t)	“Effective Date” means April 18, 2018;

(u)	“Employee” means an employee or officer of Quarterhill or a Subsidiary (other than a Director or a Consultant), and includes an Employee’s Permitted Assigns;

(v)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time;

(w)

“Exercise Notice” means a notice in writing, substantially in the form determined by Quarterhill, signed by an Employee or a Director holding an Option and stating the Participant’s or Director’s intention to exercise any portion or all of any particular Option;

(x)	“Exercise Price” means the price at which a Common Share may be purchased pursuant to the exercise of an Option;

(y)	“Exercise Period” means the period of time during which an Option may be exercised provided, however, that the Exercise Period may not exceed 10 years from the relevant Grant Date;

(z)

“Fair Market Value” means the closing trading price per Common Share on the TSX (or if the Common Shares are not then listed on the TSX, then on such stock exchange as the Common Shares are then traded) on the last trading day preceding the date of grant on which there was a closing price or, if the Common Shares are not listed on any stock exchange, a price determined by the Board and/or the Committee;

(aa)	“Grant Date” means, for any Award, the date specified by the Granting Authority at the time it grants the Award or if no such date is specified, the date upon which the Award was granted;

(bb)	“Granting Authority” means the Board, the Committee and/or any Officer, as applicable, determined pursuant to Sections 3.1, 3.2 and/or 3.3 below;

(cc)	“Insider” has the meaning set forth in the Securities Act and includes Associates and Affiliates of any such Person;

(dd)	“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators, as amended or supplanted from time to time;

(ee)	“Nasdaq” means the Nasdaq Global Select Market;

(ff)	“Officer” means such senior officer or officers of Quarterhill designated, from time to time, by the Board and/or the Committee;

(gg)	“Option” means a right to purchase Common Shares granted pursuant to Section 4.1 below;

(hh)	“Other Share-Based Award” means any right granted under Section 8.1 below;

(ii)	“Participant” means an Employee or a Consultant, but not a Director;

(jj)

“Performance Goal” means a performance goal established by the Granting Authority prior to the grant of an Award that is based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction:

(i)	return on assets employed;

(ii)	earnings per share;

(iii)	total shareholder return;

(iv)	net income (pre-tax or after-tax and with adjustments as stipulated);

(v)	return on equity;

(vi)	return on capital employed;

(vii)	return on assets;

(viii)	return on tangible book value;

(ix)	operating income;

(x)	earnings before depreciation, interest, taxes and amortization;

(xi)	loss ratio;

(xii)	expense ratio;

(xiii)	share price;

(xiv)	economic value added;

(xv)	operating cash flow; and/or

(xvi)	such other subjective or objective performance goals, including individual goals, that the Granting Authority deems appropriate;

(kk)	“PSU” means any performance stock unit granted pursuant to Section 7.1 below;

(ll)	“Permitted Assign” has the meaning assigned to that term in NI 45-106;

(mm)

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in their capacity as trustee, executor, administrator or other legal representative;

(nn)

“Retirement” means retirement from active employment with Quarterhill or a Subsidiary in accordance with Quarterhill’s policies in place from time to time or, with the consent for purposes of this Plan of such officer of Quarterhill as may be designated by the Board and/or the Committee, at or after such earlier age and upon the completion of such years of service as the Board and/or the Committee may specify;

(oo)	“RSU” means a restricted stock unit granted pursuant to Section 6.1 below;

(pp)

“RSU Vesting Date” means the date on which any RSUs held by an Employee or Director vest in accordance with Section 3.4 below and the terms of any Award Agreement pursuant to which such RSUs were originally granted;

(qq)	“Securities Act” means the Securities Act (Ontario), as amended from time to time;

(rr)	“Security Based Compensation Arrangement” has the meaning given to that term in the TSX Rules;

(ss)	“Subsidiary” means any Person that is a, direct or indirect, wholly-owned subsidiary of Quarterhill;

(tt)	“Termination Date” means, in the case of an Employee or Director whose employment or term of office or engagement with Quarterhill or a Subsidiary terminates:

(i)	by reason of such Employee’s or such Director’s death, the date of death;

(ii)	for any reason whatsoever other than death, the later of:

(A)	in the case of an Employee, the last day of the minimum statutory notice period, if any, to which such Employee is entitled upon such termination pursuant to applicable employment; and

(B)

the date designated by Quarterhill or such Subsidiary, as the case may be, as the last day of such Employee’s or such Director’s employment or term of office or engagement with Quarterhill or such Subsidiary, as the case may be;

provided that in the case of termination by reason of voluntary resignation by such Employee or such Director, such date shall not be earlier than the date that notice of resignation was received from such Employee or such Director,

and “Termination Date” in any such case specifically does not mean or include the date on which any period of contractual notice or reasonable notice that Quarterhill or such Subsidiary, as the case may be, may be required at law to provide to an Employee would expire;

(uu)	“TSX” means the Toronto Stock Exchange;

(vv)	“TSX Rules” means Part VI of the TSX Company Manual as amended from time to time;

(ww)	“U.S. Taxpayer” shall mean an Employee or Director who is a United States citizen, United States permanent resident or United States tax resident for purpose of the Code;

(xx)

“Vested RSU Canadian Price” means, with respect to each vested RSU on the relevant RSU Vesting Date for the purposes of any holder thereof who is not ordinarily resident in the United States, the closing price per Common Share on the RSU Vesting Date on the TSX or, if there is no such closing price on such RSU Vesting Date, then the last preceding closing price per Common Share on the TSX; provided, however, that if the Common Shares are not listed on the TSX on such RSU Vesting Date, then the Vested RSU Canadian Price shall be determined by the Board and/or the Committee in their discretion;

(yy)

“Vested RSU U.S. Price” means, with respect to each vested RSU on the relevant RSU Vesting Date for the purposes of any holder thereof who is ordinarily resident in the United States, the closing price per Common Share on the RSU Vesting Date on the Nasdaq or, if there is no such closing price on such RSU Vesting Date, then the last preceding closing price per Common Share on the Nasdaq; provided, however, that if the Common Shares are not listed on the Nasdaq on such RSU Vesting Date, then the Vested RSU U.S. Price for that RSU Vesting Date shall be determined by the Board and/or the Committee in their discretion.

2.2Interpretation. Whenever the Board or, where applicable, any other Person is to exercise discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of that Person. As used herein, the terms “Article” and “Section” mean and refer to the specified Article or Section of this Plan, respectively. Words importing the singular include the plural and vice versa and words importing any gender include any other gender. As used in this Plan, the words “includes” and “including” mean “includes without limitation” and “including without limitation” respectively. Whenever any payment is to be made or action is to be taken on a day which is not a Business Day, such payment shall be made, or such action shall be taken, on the next following Business Day. Unless otherwise specified, all references to money amounts are to Canadian currency.

ARTICLE III

ADMINISTRATION

3.1Administration. Subject to Sections 3.2 and 3.3 below, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(a)	determine the individuals to whom grants under this Plan may be made;

(b)

make grants of Awards relating to the issuance of Common Shares (including any combination of Options, DSUs, RSUs, PSUs or Other Share-Based Awards) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including:

(i)	the time or times at which Awards may be granted;

(ii)	the conditions under which:

(A)	Awards may be granted to Participants or Directors; or

(B)	other Awards may be forfeited to Quarterhill,

including any conditions relating to the attainment of specified Performance Goals;

(iii)	the Exercise Price, and/or price to be paid by a Participant or Director in connection with the granting, vesting and/or exercise of Awards;

(iv)	the time or times when each Option becomes exercisable and, subject to Section 4.3 below, the duration of the Exercise Period;

(v)	whether restrictions or limitations are to be imposed on the Common Shares issuable pursuant to grants of Awards, and the nature of such restrictions or limitations, if any; and

(vi)	any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Board may determine;

(c)	interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and

(d)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

The Board’s determinations and actions within its authority under this Plan are final and conclusive and binding on Quarterhill and all other Persons. The day-to-day administration of this Plan may be delegated to such officers and employees of Quarterhill as the Board determines.

3.2Delegation to Committee. If permitted by applicable law, the Board may, from time to time, delegate to a committee (the “Committee”) of the Board all or any of the powers conferred on the Board under this Plan. In connection with such delegation, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made, or action taken, by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive and binding on Quarterhill and all other Persons. Notwithstanding any such delegation or any reference to the Committee in this Plan, the Board may also take any action and exercise any powers that the Committee is authorized to take or has power to exercise under this Plan. If applicable in respect of certain Awards granted to an Employee who is a Covered Employee, such Committee shall be composed of not less than 2 directors of Quarterhill, neither of whom shall be employees of Quarterhill or its Affiliates and each of whom shall otherwise be “outside directors” for the purposes of Section 162(m) of the Code. If Quarterhill is no longer a “foreign private issuer” as defined in Exchange Act Rule 3b-4 and wishes to have a “Qualified Plan” as defined in Rule 16b-3(b)(4), such Committee shall be composed of not less than 2 directors of Quarterhill, each of whom are “non-employee directors” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder.

3.3Delegation to Officer(s). If permitted by applicable law, the Board and/or the Committee may, from time to time, delegate to any Officer all or any of the powers conferred on the Board and/or the Committee under this Plan. In connection with such delegation, each such Officer will exercise the powers delegated to it by the Board and/or the Committee in the manner and on the terms authorized by the Board and/or the Committee. Any decision made, or action taken, by any such Officer arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive and binding on Quarterhill and all other Persons. Notwithstanding any such delegation or any reference to any Officer in this Plan, the Board and/or the Committee may also take any action and exercise any powers that such Officer is authorized to take or has power to exercise under this Plan.

3.4Eligibility. All Participants and Directors are eligible to participate in this Plan, subject to Sections 9.1(e) and 9.2(g) below. Eligibility to participate does not confer upon any Participant or Director any right to receive any grant of an Award. The extent to which any Participant or Director is entitled to receive a grant of an Award will be determined in the discretion of the Granting Authority, provided, however, that the following restrictions shall also apply to this Plan, together with all of Quarterhill’s other Security Based Compensation Arrangements:

(a)

the maximum number of Common Shares issuable to Insiders at any time under all of Quarterhill’s Security Based Compensation Arrangements shall not exceed 10% of the issued and outstanding Common Shares;

(b)

the maximum number of Common Shares issued to Insiders within any 1-year period under all of Quarterhill’s Security Based Compensation Arrangements shall not exceed 10% of the issued and outstanding Common Shares;

(c)	the maximum number of Common Shares which may be issued to any one Insider and that Insider’s Associates within a 1-year period may not exceed 5% of the issued and outstanding Common Shares;

(d)	the number of Common Shares reserved for issuance to all Directors under all Awards shall not exceed 1.0% of the issued and outstanding Common Shares from time to time over the life of this Plan; and

(e)

the aggregate value of the Fair Market Value of all Common Shares reserved for issuance pursuant to all Awards granted to any one Director in any one calendar year shall not exceed $150,000 per calendar year, of which value not more than $100,000 in value may be comprised of Options.

If Quarterhill repurchases Common Shares for cancellation resulting in the tests in Sections 3.4(a) or 3.4(b) above not being met following any such cancellation(s), then such cancellation(s) shall not result in non-compliance under this Plan for any Awards then outstanding.

3.5Total Common Shares Available.

(a)

The aggregate number of Common Shares that may be issued for all purposes pursuant to this Plan and all other Security Based Compensation Arrangements must not exceed 10% of the total number of Common Shares issued and outstanding from time to time. No grant may be made under this Plan if such grant would result in the issuance of Common Shares in excess of such limit. If Quarterhill repurchases Common Shares for cancellation resulting in the 10% limit being exceeded following any such cancellation(s), then such cancellation(s) shall not result in non-compliance under this Plan for any Awards then outstanding.

(b)

For purposes of computing the total number of Common Shares available for grant under this Plan, Common Shares subject to any Award (or any portion thereof) that has expired or is forfeited, surrendered, cancelled or otherwise terminated prior to the issuance or transfer of such Common Shares and Common Shares subject to an Award (or portion thereof) that is settled in cash in lieu of settlement in Common Shares shall again be available for grant under this Plan.

3.6Award Agreements. All grants of Awards will be evidenced by Award Agreements. Award Agreements will be subject to the applicable provisions of this Plan. Any one officer of Quarterhill is authorized and empowered to execute and deliver, for and on behalf of Quarterhill, an Award Agreement to each Participant or Director granted an Award.

3.7Conditions of Grant. Each Participant or Director will, when requested by Quarterhill, sign and deliver all such documents relating to the granting of Awards or exercise of Options which Quarterhill deems necessary or desirable.

3.8Non-Transferability of Awards. Subject to Section 9.1 below, Awards may only be exercised during the lifetime of any Participant or Director by such Participant or Director personally. No assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee (except that a Participant or Director may transfer Awards to Permitted Assigns) and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. If any Participant or Director has transferred Awards to a Permitted Assign that is a corporation pursuant to this Section 3.8, such Awards will terminate and be of no further force or effect if at any time the transferor should cease to own, directly or indirectly, at least a majority of the voting power of such corporation.

ARTICLE IV

STOCK OPTIONS

4.1Grant of Options. The Granting Authority may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Granting Authority may prescribe, grant Options to any Participant or any Director.

4.2Exercise Price. The Exercise Price of any Option will be as determined by the Granting Authority but shall not be less than the Fair Market Value on the Grant Date of that Option.

4.3Term of Options. Subject to any accelerated termination as permitted by the Granting Authority or as otherwise set forth in this Plan, each Option, unless otherwise specified by the Granting Authority, expires on the 6th anniversary of the Grant Date of that Option (provided that if such expiry would otherwise be during or immediately after that specific Black Out Period, then the expiry of that Option shall be extended until 10 Business Days following the expiration of the Black Out Period); provided that in no event will the Exercise Period of an Option exceed 10 years from its Grant Date. The Granting Authority shall have the authority to condition the grant or vesting of Options upon the attainment of such factors (which may vary as between Options) as the Granting Authority may determine in their discretion.

4.4Exercise of Options. Unless otherwise specified by the Granting Authority at the time of granting an Option and except as otherwise provided in this Plan or in any Award Agreement pursuant to which any particular Option is granted, each Option will vest and be exercisable as set out in the Award Agreement pursuant to which it is granted. Once an installment vests and becomes exercisable, it remains exercisable until expiration or termination of the Option, unless otherwise specified by the Granting Authority in connection with the grant of such Option or otherwise as specified herein. Each Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Common Shares with respect to which it is then exercisable. Subject to Section 12.7 below, the Board and/or the Committee have the right to accelerate the date upon which any installment of any Option becomes exercisable. Subject to the provisions of this Plan and any Award Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to Quarterhill.

4.5Payment of Exercise Price. The Exercise Notice must be accompanied by payment in full of the Exercise Price in respect of the Common Shares to be purchased. The Exercise Price must be fully paid by cash, certified cheque, bank draft or money order payable to Quarterhill. No Common Shares will be issued or transferred until full payment therefor has been received by Quarterhill. As soon as practicable after receipt of any Exercise Notice and full payment of the Exercise Price for the Options indicated therein, Quarterhill will deliver to the Participant or Director or their designated account, as the case may be, a certificate or certificates representing the acquired Common Shares for which such Options have been so exercised as indicated in such Exercise Notice. The entirety of this Section 4.5 is subject to Section 12.3 below.

4.6Special Rule Applicable to U.S. Taxpayers. With respect to Options granted to Participants or Directors who are U.S. Taxpayers, Common Shares shall constitute “stock of the service recipient” within the meaning of Section 409A of the Code if such Participant or Director performs services for any Affiliate of Quarterhill that is at least 50% owned by Quarterhill.

4.7Previous Option Plan. Notwithstanding anything to the contrary in this Plan, each stock option granted by Quarterhill pursuant to Quarterhill’s 2001 share option plan (as amended to the Effective Date) and outstanding on the Effective Date shall be deemed to be an Option hereunder and subject to the provisions of this Plan and the terms of any agreement pursuant to which such stock option was originally granted; provided, however, that if any provision of this Plan conflicts with any provision of the agreement pursuant to which any such stock option was originally granted, then the provisions of that agreement shall govern. Upon approval of this Plan by Quarterhill’s shareholders, Quarterhill’s 2001 share option plan (as amended to the Effective Date) shall terminate in its entirety.

ARTICLE V

DEFERRED STOCK UNITS

5.1Number of DSUs. The Granting Authority may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Granting Authority may prescribe, grant DSUs to any Employee or Director. All DSUs received by an Employee or Director shall be credited to an account maintained for such Employee or such Director on the books of Quarterhill as of the Grant Date. Each award of DSUs to an Employee or Director shall be evidenced by an Award Agreement.

5.2Distribution of DSUs. An Employee or Director shall receive, on such Person’s Distribution Date, a lump sum payment in cash equal to the number of DSUs recorded in such Person’s account on such Distribution Date multiplied by the Fair Market Value on such Distribution Date. At the option of the Board and/or the Committee, Quarterhill may settle any DSUs held by any holder thereof in Common Shares having a value on the applicable Distribution Date equal to the amount of the value of the DSUs to be settled on that Distribution Date divided by the Fair Market Value on that Distribution Date. Upon payment in full of the value of any DSUs, whether in cash or in Common Shares, those DSUs shall be cancelled.

5.3Board Fees. Any Director may, on an annual basis, elect to receive DSUs in lieu of such Director’s Annual Fees or in lieu of a portion of such Director’s Annual Fees by giving written notice of such election to the Committee and Quarterhill’s Corporate Secretary within the last 90 days of the year preceding the year in which such Annual Fees are earned.

5.4Death of Participant Prior to Distribution. Upon the death of an Employee or Director prior to the distribution of the DSUs credited to the account of such Person, a cash payment shall be made to the estate of such Person on or about the 30th day after Quarterhill is notified of the death of such Person or on a later date elected by such Person’s estate delivered to Quarterhill’s Corporate Secretary no later than 20 days after Quarterhill is notified of the death of such Person, provided that such date is no later than the last business day of the calendar year following the calendar year in which such Person dies. Any such cash payment shall be equivalent to the amount which would have been paid to such Person pursuant to and subject to Section 5.2 above, calculated on the basis that the day on which such Person died, or the date elected by such Person’s estate, as applicable, shall be that Person’s Distribution Date. Upon payment in full of the value of any DSUs that become payable under this Section 5.4, those DSUs shall be cancelled.

ARTICLE VI

RESTRICTED STOCK UNITS

6.1Grants of RSUs. The Granting Authority may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Granting Authority may prescribe, grant RSUs to any Employee or any Director.

6.2Terms of RSUs. The Granting Authority shall have the authority to condition the grant of RSUs upon the attainment of specified factors (which may vary as between awards of RSUs) as the Granting Authority may determine in their discretion. The Granting Authority shall have the authority to determine at the time of grant, in their discretion, the duration of the vesting period and other vesting terms (including the Vesting Dates and the proportions of any specific RSUs to vest on any such Vesting Date) applicable to the grant of any specific RSUs, provided that no RSU granted shall vest and be payable after December 31 of the third calendar year following the year of service for which the RSU was granted.

6.3Vesting of RSUs. An Employee or Director shall receive, on or as soon as reasonably possible following the Vesting Date of any of such Person’s RSUs, a lump sum payment in cash equal to the number of RSUs vesting on such Vesting Date multiplied by the Vested RSU Canadian Price or the Vested RSU U.S. Price, as may be applicable, on such Vesting Date. At the option of the Board and/or the Committee, Quarterhill may settle any RSUs held by any holder thereof in Common Shares having a value on the applicable Vesting Date equal to the amount of the value of the RSUs to be settled on that Vesting Date divided by the Vested RSU Canadian Price or the Vested RSU U.S. Price, as may be applicable, on that Vesting Date. Upon payment in full of the value of any RSUs, whether in cash or in Common Shares, those RSUs shall be cancelled.

ARTICLE VII

PERFORMANCE STOCK UNITS

7.1Grant of PSUs. The Granting Authority may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Granting Authority may prescribe, grant PSUs to any Employee. Each PSU will consist of a right, (a) denominated or payable in cash, Common Shares, other securities or other property and (b) which will confer on the holder thereof rights valued as determined by the Granting Authority and payable to, or exercisable by, the holder of the PSU, in whole or in part, upon the achievement of such performance goals during such performance periods as the Granting Authority may establish.

7.2Value of PSUs. The initial value of a PSU will be established by the Granting Authority at the Grant Date and, if related to Common Shares, other securities or other property will initially be equal to 100% of the Fair Market Value of a Common Share or the fair market value (as determined by the Board and/or the Committee) of such other security or such other property on the Grant Date of such PSU.

7.3Terms of PSUs. Subject to the terms of this Plan and any applicable Award Agreement, the Performance Goals of any PSU to be achieved during any period, the amount of any PSU granted, the termination of an Employee’s employment and the amount of any payment or transfer to be made pursuant to any PSU and by the other terms and conditions of any PSU will be determined by the Granting Authority and detailed in the Award Agreement pursuant to which such PSU is granted.

7.4Performance Goals. The Granting Authority will issue Performance Goals relating to each PSU prior to the commencement of the period to which such Performance Goals pertain. The Granting Authority may modify Performance Goals relating to any PSU as necessary to align them with Quarterhill’s corporate objectives if there is a subsequent material change in Quarterhill’s business, operations or capital or corporate structure.

ARTICLE VIII

OTHER SHARE-BASED AWARDS

8.1Other Share-Based Awards. The Granting Authority may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Granting Authority may prescribe, grant Other Share-Based Awards to any Employee. Each Other Share-Based Award will consist of a right (a) which is other than an Award or right described in Articles IV, V, VI or VII above and (b) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Shares (including securities convertible into Common Shares) as are deemed by the Granting Authority to be consistent with the purposes of this Plan; provided, however, that each such right will comply with applicable law. Subject to the terms of this Plan and any applicable Award Agreement, the Granting Authority will determine the terms and conditions of Other Share-Based Awards. Common Shares or other securities delivered pursuant to a purchase right granted under this Section 8.1 will be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including cash, Common Shares, other securities, other Awards, other property, or any combination thereof, as the Granting Authority may determine

ARTICLE IX

TERMINATION OF EMPLOYMENT

9.1Retirement, Death or Disability. Subject to Section 5.4 above, if a Participant or Director dies or becomes Disabled while an employee, officer or director of or consultant to Quarterhill or a Subsidiary or if the employment or term of office or engagement of a Participant with Quarterhill or a Subsidiary terminates due to Retirement, then:

(a)

the executor or administrator of the Participant’s or Director’s estate or the Participant or Director, as the case may be, may exercise such Participant’s or Director’s Options, provided that the number of Options exercisable shall equal the number of Options that were exercisable at the Termination Date and any Options held by such Participant or Director that are not yet exercisable at the Termination Date shall immediately expire and be cancelled on the Termination Date;

(b)

the right to exercise such exercisable Options shall terminate on the earlier of: (i) the date that is 12 months after the Termination Date; and (ii) the date on which the Exercise Period of the particular Option expires;

(c)

a portion of the next installment of any RSUs due to vest shall immediately vest, such portion to be equal to the number of RSUs next due to vest multiplied by a fraction the numerator of which is the number of days elapsed since the date of vesting of the last installment of the RSUs (or if none have vested, the Grant Date) to the Termination Date and the denominator of which is the number of days between the date of vesting of the last installment of the RSUs (or if none have vested, the Grant Date) and the date of vesting of the next installment of the RSUs;

(d)	subject to Section 9.3 below, any other Awards held by the Participant or Director that are not yet vested at the Termination Date are immediately forfeited to Quarterhill on the Termination Date; and

(e)	such Participant’s or Director’s eligibility to receive further grants of Awards ceases as of the Termination Date.

9.2Termination of Employment or Services.

(a)

Where a Participant’s or Director’s employment or term of office or engagement with Quarterhill or a Subsidiary terminates by reason of the Participant’s death, Disability or Retirement or, in the case of a Director, the Director’s death or Disability, then the provisions of Section 9.1 above will apply.

(b)

Where an Employee’s employment or term of office or engagement terminates by reason of such Employee’s resignation, then any Options held by such Employee that are exercisable at the Termination Date continue to be exercisable by such Employee until the earlier of: (i) the date that is 90 days after the Termination Date; and (ii) the date on which the Exercise Period of the particular Option expires. Any Options and any other Awards held by such Employee that are not yet exercisable or vested at the Termination Date shall immediately expire and be cancelled on the Termination Date.

(c)

Where an Employee’s employment or term of office or engagement terminates by reason of termination by Quarterhill or a Subsidiary without cause (whether such termination occurs with or without any or adequate notice or reasonable notice, or with or without any or adequate compensation in lieu of such notice), then:

(i)

any Options held by such Employee that are exercisable at the Termination Date shall continue to be exercisable by such Employee until the earlier of: (i) the date that is 90 days after the Termination Date; and (ii) the date on which the Exercise Period of the particular Option expires;

(ii)

a portion of the next installment of any other RSUs due to vest shall immediately vest, such portion to be equal to the number of RSUs next due to vest multiplied by a fraction the numerator of which is the number of days elapsed since the date of vesting of the last installment of the RSUs (or if none have vested, the Grant Date) to the Termination Date and the denominator of which is the number of days between the date of vesting of the last installment of the RSUs (or if none have vested, the Grant Date) and the date of vesting of the next installment of the RSUs;

and

(iii)	any other Options or other Awards held by such Employee that are not yet exercisable or vested at the Termination Date shall immediately expire and be cancelled on the Termination Date.

(d)

Where an Employee’s employment or term of office or engagement is terminated by Quarterhill or a Subsidiary for cause or, in the case of a Consultant, for breach of contract, then any Options and any other Awards held by such Participant at the Termination Date (whether or not exercisable) shall immediately expire and be cancelled on the Termination Date.

(e)

Where a Director’s term of office is terminated by Quarterhill for breach by the Director of their fiduciary duty to Quarterhill, then any Options and any other Awards held by such Participant at the Termination Date (whether or not exercisable) shall immediately expire and be cancelled on the Termination Date.

(f)

Where a Director’s term of office terminates for any reason other than death or Disability of such Director or a breach by such Director of their fiduciary duty to Quarterhill, the Board may, in its discretion, at any time prior to or following the Termination Date: (i) permit the exercise of any or all Options held by such Director, whether or not exercisable at the Termination Date, in the manner and on the terms authorized by the Board, provided that the Board shall not, in any case, authorize the exercise of an Option pursuant to this Section 9.2(f) beyond the date on which the Exercise Period of the particular Option expires; and (ii) provide for the vesting of any or all other Awards held by such Director on the Termination Date.

(g)

The eligibility of a Participant or Director to receive further grants of Awards ceases as of the date that Quarterhill or a Subsidiary, as the case may be, provides such Participant or Director with written notification that such Participant’s employment or term of office, or such Director’s term of office, as the case may be, is terminated, notwithstanding that such date may be prior to the Termination Date.

(h)

Unless the Board and/or the Committee, in their discretion, otherwise determines, at any time and from time to time, Awards held by a Participant shall not be affected by a change of employment arrangement within or among Quarterhill or a Subsidiary for so long as such Participant continues to be an employee of Quarterhill or a Subsidiary, including a change in the employment arrangement of a Participant whereby such Participant becomes a Director.

9.3Discretion to Permit Exercise. Notwithstanding the provisions of Sections 9.1 and 9.2 above, the Board and/or the Committee may, in their discretion, at any time prior to or following the events contemplated in Sections 9.1 and 9.2 above, permit the exercise of any or all Options held by a Participant or Director or permit the acceleration of vesting of any other Awards, all in the manner and on the terms as may be authorized by the Board and/or the Committee, provided that neither the Board nor the Committee will, in any event, authorize the exercise of an Option pursuant to this Section 9.3 beyond the expiration of the Exercise Period of the particular Option.

ARTICLE X

CHANGE OF CONTROL

10.1Change of Control.

(a)

Unless otherwise determined by the Granting Authority at or after the Grant Date, any Options outstanding immediately prior to the occurrence of a Change of Control, but which are not then exercisable, shall become fully exercisable upon the occurrence of a Change of Control. Unless otherwise determined by the Granting Authority at or after the Grant Date, all outstanding vested Options shall be cashed out at the Change of Control Price, less the applicable Exercise Price for such Options, as of the date such Change of Control is determined to have occurred, or as of such other date as the Board and/or the Committee may determine prior to the Change of Control. Outstanding Options may only be cashed out, as described above, if the Change of Control Price is higher than the Exercise Price for such outstanding Options. If the Change of Control Price is equal to or lower than the Exercise Price for such outstanding Options, the Board and/or the Committee may terminate such outstanding Options and such outstanding Options shall be of no further force or effect. Further, the Board and/or the Committee shall have the right to provide for the conversion or exchange of any outstanding Options into or for options, rights or other securities in any entity participating in or resulting from the Change of Control. In addition, and notwithstanding Section 12.7(b) below, the Board and/or the Committee shall have the right to determine, in their discretion, that Options outstanding, but which are not then exercisable, shall not become exercisable and shall be cancelled in the event of a Change of Control.

(b)

Unless otherwise determined by the Granting Authority at or after the Grant Date, any RSUs, DSUs, PSUs or Other Share-Based Awards outstanding immediately prior to the occurrence of a Change of Control shall become fully vested upon the occurrence of a Change of Control. Unless otherwise determined by the Granting Authority at or after the Grant Date, any RSU, DSU, PSU or Other Share-Based Award outstanding immediately prior to the occurrence of a Change of Control shall be cashed out at the Change of Control Price as of the date such Change of Control is deemed to have occurred, or as of such other date as the Board and/or the Committee may determine prior to the Change of Control. Further, the Board and/or the Committee shall have the right to provide for the conversion or exchange of any RSU, DSU, PSU or Other Share-Based Award into or for rights or other securities in any entity participating in or resulting from the Change of Control. In addition, and notwithstanding Section 12.7(b) below, the Board and/or the Committee shall have the right to determine, in their discretion, that RSUs, DSUs, PSUs or Other Share-Based Awards outstanding shall not become vested and shall be cancelled and forfeited to Quarterhill in the event of a Change of Control

10.2Parachute Payments. If an Employee or Director that is a U.S. Taxpayer is entitled to receive payments that would qualify as excess “parachute payments” under Section 280G of the Code, those payments shall be reduced by the necessary amount so that such Person is not subject to excise tax under Section 4999 of the Code if such reduction would result in such Person receiving a greater after-tax payment.

ARTICLE XI

SHARE CAPITAL ADJUSTMENTS

11.1General. The existence of any Award does not affect in any way the right or power of Quarterhill or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in Quarterhill’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving Quarterhill, to create or issue any bonds, debentures, Common Shares or other securities of Quarterhill or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of Quarterhill or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Section 11.1 would have an adverse effect on this Plan or on any Award granted hereunder.

11.2Reorganization of Capital. If Quarterhill effects a subdivision or consolidation of Common Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or if any other change is made in the capitalization of Quarterhill that does not constitute a Change of Control and that would warrant the amendment or replacement of any existing Awards in order to adjust: (a) the number of Common Shares that may be acquired on the vesting of outstanding Awards or the exercise of any outstanding Options; (b) the Exercise Price of any outstanding Options; and/or (c) the terms of any other Award in order to preserve proportionately the rights and obligations of the Participants or Directors holding such Awards; then, in each such instance, the Board will authorize such steps to be taken as it may consider to be equitable and appropriate to reflect that proportionality.

11.3Other Events Affecting Quarterhill. In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving Quarterhill and occurring by exchange of Common Shares, by sale or lease of assets or otherwise, that does not constitute a Change of Control and that warrants the amendment or replacement of any existing Awards in order to adjust: (a) the number of Common Shares that may be acquired on the vesting of outstanding Awards or the exercise of any outstanding Options; (b) the Exercise Price of any outstanding Options; and/or (c) the terms of any other Award in order to preserve proportionately the rights and obligations of the Participants or Directors holding such Awards; then, in each such instance, the Board will authorize such steps to be taken as it may consider to be equitable and appropriate to reflect that proportionality.

11.4Immediate Exercise of Awards. If the Board determines that the steps provided in Sections 11.2 and 11.3 above would not preserve proportionately the rights, value and obligations of the Participants or Directors holding such Awards in the circumstances or otherwise determines that it is appropriate, then:

(a)	the Board may permit the immediate exercise of any outstanding Options that are not otherwise exercisable, and the immediate vesting of any unvested Awards; and

(b)	if the Board takes the step contemplated in Section 11.4(a) above, then the Board may also authorize Quarterhill, if permitted under applicable laws, to:

(i)	purchase any Options from any Employee or Director for a price equal to the difference between the Fair Market Value of the underlying Common Shares and the Exercise Price of the Options; or

(ii)

loan to Participants an amount equal to the aggregate Exercise Price for those Options of the Participant which have an Exercise Price which is less than the Fair Market Value of the underlying Common Shares at a rate of interest equal to the current prime rate plus 1.0% provided that the Participant irrevocably:

(A)	agrees to exercise all such Options of the Participant; and

(B)

authorizes Quarterhill to sell, dispose of or deposit in acceptance of an outstanding take-over bid the Common Shares issuable upon the exercise of such Options, to deduct from the proceeds of sale of such Common Shares an amount equal to the outstanding balance of the loan plus accrued interest in payment of such loan, to mail a cheque payable to the Participant for the balance of the proceeds of sale and to execute and deliver on behalf of the Participant all transfers, consents or other documents necessary to give effect to the foregoing.

11.5Issue by Company of Additional Shares. Except as expressly provided in this Article XI, neither the issue by Quarterhill of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to, (a) the number of Common Shares that may be acquired as a result of a grant of Awards or upon the exercise of any outstanding Options or (b) the Exercise Price of any outstanding Options.

11.6Fractions. No fractional Common Shares will be issued on the exercise of an Option or the grant of an Award. Accordingly, if, as a result of any adjustment under Sections 11.2 or 11.3 above, an Employee or Director would become entitled to a fractional Common Share, the Participant or Director has the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares which shall be disregarded.

ARTICLE XII

MISCELANEOUS PROVISIONS

12.1Legal Requirement. Quarterhill is not obligated to grant any Awards, issue any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its discretion, such action would constitute a violation by a Participant, Director or Quarterhill of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any stock exchange upon which the Common Shares may then be listed.

12.2Entitlements. Except as otherwise provided in this Plan and subject to the discretion of the Board, which discretion may be delegated to the Committee, Options (whether or not exercisable) and other Awards previously granted under this Plan shall not be affected by any change in the relationship between, or ownership of, Quarterhill and any Subsidiary.

12.3Issuance of Common Shares. If Quarterhill issues Common Shares in settlement of any Award, such Common Shares may be issued from treasury or purchased by Quarterhill on the open market on behalf of the Participant or Director with respect to whom such Award relates and, in any such event:

(a)

if Quarterhill issues such Common Shares from treasury, then the number of whole Common Shares to be so issued will be based on the applicable provision of this Plan less any deduction for withholding pursuant to Section 12.4 below and such Common Shares will be issued in consideration for the past services of such Person to Quarterhill and the related entitlement of such Person shall be satisfied in full by such issuance of Common Shares; or

(b)

if Quarterhill purchases such Common Shares from the open market, then the number of whole Common Shares to be so purchased will be based on the applicable provision of this Plan less any deduction for withholding pursuant to Section 12.4 below and such Common Shares will be purchased through an independent broker chosen by Quarterhill and the related entitlement of such Person shall be satisfied in full by such purchase of Common Shares.

12.4Withholding Taxes. The granting or vesting of each Award and exercise of each Option granted under this Plan is subject to the condition that if, at any time, the Board and/or the Committee determines, in their discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or exercise, then such grant, vesting or exercise shall not be effective unless such withholding has been effected to the satisfaction of the Board and/or the Committee. In such circumstances, Quarterhill may require that a Participant or Director pay to Quarterhill, in addition to and in the same manner as the Exercise Price, or as Quarterhill may determine, such amount as Quarterhill or any Subsidiary is obliged to remit to the relevant taxing authority in respect of the granting or vesting of the Award or exercise of the Option. Any such additional payment shall be due no later than the date on which any amount with respect to the Award or exercised Option is required to be remitted to the relevant tax authority by Quarterhill or any Subsidiary, as the case may be.

12.5Rights of Participant. No Participant or Director has any claim or right to be granted an Award (including an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan) and the granting of any Award is not to be construed as giving a Participant or Director a right to remain as an employee, consultant or director of Quarterhill or any Subsidiary. No Participant or Director has any rights as a shareholder of Quarterhill in respect of Common Shares issuable on the exercise of any Option or issuable pursuant to any other Award (including any right to receive dividends or other distributions on any such Options or other Awards) until and upon the allotment and issuance to such Participant or Director of certificates representing such Common Shares.

12.6Other Incentive Awards. The Board and/or the Committee shall have the right to grant other incentive awards based upon Common Shares under this Plan to Participants or Directors in accordance with applicable laws and regulations and subject to regulatory approval, including the approval of the TSX, having such terms and conditions as the Board and/or the Committee may determine, including the grant of Common Shares based upon certain conditions and the grant of securities convertible into Common Shares.

12.7Termination. Unless renewed for such further period and upon such terms and conditions as the Board and/or the Committee may determine, this Plan will terminate on the earlier of: (a) the 10th anniversary of the Effective Date; and (b) the acceleration of the vesting of all Options and other Awards pursuant to Section 10.1 above upon the occurrence of a Change of Control.

12.8Amendment.

(a)

Subject to the rules and policies of any stock exchange on which the Common Shares are listed and applicable law, the Board and/or the Committee may, without notice or Quarterhill shareholder approval, at any time or from time to time, amend this Plan and/or any Awards granted hereunder for the purposes of:

(i)	making any amendments to the general vesting provisions of any Award;

(ii)

making any amendments to the general term of each Option provided that no Option held by an Insider may be extended beyond its original expiry date and no Option may be exercised after the 10th anniversary of its Grant Date;

(iii)	making any amendments to the provisions set out in Article IX above;

(iv)

making any amendments to add covenants of Quarterhill for the protection of Participants or Directors, as the case may be, provided that the Board and/or the Committee shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants or Directors, as the case may be;

(v)

making any amendments not inconsistent with this Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board and/or the Committee, having in mind the best interests of the Participants and Directors, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant or Director resides, provided that the Board and/or the Committee shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants and Directors;

(vi)

making such changes or corrections which, on the advice of counsel to Quarterhill, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board and/or the Committee shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants or Directors; or

(vii)	making any other amendment(s) that do not specifically require TSX and/or

Quarterhill shareholder approval pursuant to Section 12.8(c) below.

(b)

Subject to Section 10.1 above, the Board and/or the Committee may alter, change or impair any rights or increase any obligations with respect to any Award previously granted under this Plan with the consent of the Participant or Director holding that Award; provided, however, that neither the Board nor the Committee may alter, change or impair any rights or increase any obligations with respect to any Award previously granted under this Plan without the consent of the Participant or Director holding that Award.

(c)

Notwithstanding any other provision of this Plan or any outstanding Awards granted hereunder, none of the following amendments shall be made to this Plan without approval of the TSX (if Quarterhill has any securities listed on the TSX at that time) and the approval of Quarterhill’s shareholders:

(i)	amendments to this Plan which would increase the number of Common Shares issuable under this Plan, otherwise than in accordance with the terms of this Plan;

(ii)	amendments to this Plan which would increase the number of Common Shares issuable to Insiders, otherwise than in accordance with the terms of this Plan;

(iii)	amendments to this Plan which would increase the number of Common Shares issuable to Directors under this Plan, otherwise than in accordance with the terms of this Plan;

(iv)	amendments that would extend the Exercise Period of any Options beyond the original expiry;

(v)

amendments that would increase (1) the maximum number of Common Shares reserved for issuance to Directors permitted by Section 3.4(d) above or (2) the maximum aggregate value of the Fair Market Value of all Common Shares reserved for issuance pursuant to all Awards granted to any one Director in any one calendar year permitted by Section 3.4(e) above;

(vi)	amendments that would permit the transfer or assignment of any Award for any reason other than a Participant’s or a Director’s estate planning;

(vii)	amendments that would reduce the Exercise Price of any Options, otherwise than in accordance with the terms of this Plan;

(viii)	amendments that would result in the cancellation of any Options held by any Participant or Director and the related reissue of Options or other entitlements to that Person;

(ix)	amendments to Sections 12.7(c)(i) to 12.7(c)(viii) above; and

(x)	the addition of any form of financial assistance to an Employee or Director not otherwise provided for herein.

Any amendment that would cause an Award held by a U.S. Taxpayer to fail to comply with Section 409A of the Code shall be null and void ab initio.

12.9Section 409A of the Code. This Plan will be construed and interpreted to comply with Section 409A of the Code if required to preserve the intended tax consequences of this Plan. Quarterhill reserves the right to amend this Plan if it reasonably determines is necessary to preserve the intended tax consequences of this Plan in light of Section 409A of the Code and any regulations or guidance under that section. In no event will Quarterhill be responsible if Awards result in adverse tax consequences to a U.S. Taxpayer under Section 409A of the Code. Notwithstanding any provisions of this Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of defined compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon practicable following such 6-month anniversary of such separation from service.

12.10Requirement of Notification Under Section 83(b) of the Code. If a Participant or Director, in connection with the acquisition of Common Shares under this Plan, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e. an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Participant or Director makes such an election, then the Participant or Director shall notify Quarterhill of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

12.11Participation in this Plan. The participation of any Employee or Director in this Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant or Director any rights or privileges other than those rights and privileges expressly provided in this Plan. In particular, participation in this Plan does not constitute a condition of employment or engagement nor a commitment on the part of Quarterhill to ensure the continued employment or engagement of such Participant or Director. This Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares. Quarterhill does not assume responsibility for the income or other tax consequences for the Participants and Directors and they are advised to consult with their own tax advisors.

12.12International Participants. With respect to Participants or Directors who reside or work outside Canada and the United States, the Board and/or the Committee may, in their discretion, but shall not be required to, amend or otherwise modify, without Quarterhill shareholder approval, the terms of this Plan or Awards with respect to such Participants or Directors in order to conform such terms with the provisions of local law, and the Board and/or the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

12.13Effective Date. This Plan becomes effective on the date on which it is approved by Quarterhill’s shareholders at a meeting called, among other reasons, to approve this Plan.

12.14Governing Law. This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

APPROVED by the Board of Directors of Quarterhill Inc. on March 12, 2018 and the shareholders of Quarterhill Inc. on April 18, 2018.

QUARTERHILL INC.

Signed:_/s/ Prashant Watchmaker_

Name:_Prashant Watchmaker_____

Title:_Senior Vice-President &____

_General Counsel__________